Exhibit B

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of January 11, 2018, by and among Archrock, Inc., a Delaware corporation (“Parent”), Amethyst Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of Parent (“Amethyst Merger Sub”), Archrock Partners, L.P., a Delaware limited partnership (the “Partnership”), Archrock General Partner, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), and Archrock GP LLC, a Delaware limited liability company and the general partner of the General Partner (the “Managing GP”).  Capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, the Partnership, the General Partner and the Managing GP entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 1, 2018, pursuant to which, among other things, a wholly owned Subsidiary of Parent will merge with and into the Partnership with the Partnership surviving as an indirect wholly owned Subsidiary of Parent, subject to the terms and conditions therein (the “Merger”);

WHEREAS, Section 6.18(a) of the Merger Agreement provides that promptly (and in any event no later than ten (10) Business Days) following the execution of the Merger Agreement, Parent shall form (through one or more intermediate entities) a new wholly owned Subsidiary as a Delaware limited liability company (“Merger Sub”) solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including merging with and into the Partnership at the Effective Time to effect the Merger;

WHEREAS, Parent (through one or more intermediate entities) formed Amethyst Merger Sub as a wholly owned Subsidiary pursuant to the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on January 10, 2018 to act as Merger Sub under the Merger Agreement;

WHEREAS, Section 6.18(c) of the Merger Agreement provides that promptly (and in any event no later than two (2) Business Days) following the formation of Merger Sub, Parent, the Partnership, the General Partner and the Managing GP will, and Parent will cause Merger Sub to, enter into an amendment to the Merger Agreement pursuant to which Merger Sub will become a party to the Merger Agreement and thereupon be immediately bound by the terms and conditions of the Merger Agreement; and

WHEREAS, in accordance with Section 9.2 of the Merger Agreement, Parent, the Partnership, the General Partner and the Managing GP wish to enter into this Amendment with Amethyst Merger Sub to amend the Merger Agreement to acknowledge the joinder of Amethyst Merger Sub as a party thereto pursuant to Section 6.18(c) thereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.             Joinder.  Amethyst Merger Sub hereby agrees to join, enter into and become a party to the Merger Agreement and agrees to be bound by the provisions of the Merger Agreement as Merger Sub.  Each of Parent, the Partnership, the General Partner and the Managing GP hereby acknowledges and agrees to the joinder of Amethyst Merger Sub to the Merger Agreement as Merger Sub.

2.             Effect of Joinder.  Pursuant to Section 6.18(c) of the Merger Agreement, upon the execution of this Amendment by the parties hereto, the representations and warranties in the Merger Agreement that are expressed to be given by or in relation to Merger Sub and the covenants and agreements of Merger Sub in the Merger Agreement shall immediately become effective as of the date of this Amendment.  Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.

3.             Effect of Amendment.  This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

4.             Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

5.             Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

6.             Additional Miscellaneous Terms. The provisions of Section 1.2 and Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first above written.

PARENT:

ARCHROCK, INC.

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and Secretary

MERGER SUB:

AMETHYST MERGER SUB LLC

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]

PARTNERSHIP:

ARCHROCK PARTNERS, L.P.

By: ARCHROCK GENERAL PARTNER, L.P.,
its general partner

By: ARCHROCK GP LLC,
its general partner

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President and General Counsel

GENERAL PARTNER:

ARCHROCK GENERAL PARTNER, L.P.

By: ARCHROCK GP LLC,
its general partner

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President and General Counsel

MANAGING GP:

ARCHROCK GP LLC

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President and General Counsel

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]